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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                    RESTATED CERTIFICATE OF INCORPORATION OF

                         WESTPORT RESOURCES CORPORATION

         Westport Resources Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

         FIRST: The name of the Corporation is Westport Resources Corporation and the date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was March 30, 2000. An amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 2, 2000.


         SECOND: Article IV of the Restated Certificate of Incorporation of the Corporation, which currently reads:

                  "The total number of shares of stock which the Company shall have authority to issue is 35 million of which 30 million shares shall be of common stock with a par value of $0.01 per share and 5 million shall be preferred stock with a par value of $0.01 per share. The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein."


                  shall be deleted and replaced in its entirety with the following:

                  "The total number of shares of stock that the Company shall have authority to issue is 75 million of which 70 million shares shall be common stock with a par value of $0.01 per share and 5 million shall be preferred stock. The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the


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                  qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein."

         THIRD: The foregoing amendment was declared advisable and proposed to the Corporation's stockholders by resolutions adopted by unanimous consent of the Board of Directors dated August 22, 2000.

         FOURTH: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         FIFTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Westport Resources Corporation has caused this certificate to be signed by Donald D. Wolf, its Chairman of the Board and Chief Executive Officer this 22nd day of August, 2000.

                                      WESTPORT RESOURCES CORPORATION

                                      By:  /s/ Donald D. Wolf
                                         ------------------------------------
                                      Name:    Donald D. Wolf
                                      Title:   Chairman of the Board and
                                               Chief Executive Officer